Exhibit 99.1

Kelly Services CEO Carl Camden to Step Down in May;

COO George Corona Named as Successor

TROY, Mich. (April 14, 2017) — Kelly Services® (Nasdaq: KELYA) (Nasdaq: KELYB), a global leader in providing workforce solutions, today announced that Carl Camden will step down as President and CEO effective May 10, 2017. Camden is leaving the company to pursue opportunities in public service, and has been named a finalist in Oakland University’s search for its next president (www.oakland.edu). He will be succeeded by Executive Vice President and COO George Corona, who will become President and CEO effective May 11. The Board of Directors has designated Corona to stand for election to the board in Camden’s place, as Camden’s resignation renders him unavailable to stand for election.

Camden, 62, joined Kelly Services in 1995 and has served as President and CEO since 2006. Early in his career, he was instrumental in securing Kelly’s first centralized large account and establishing the company as a world leader in scientific staffing. Under his guidance, Kelly expanded its relationships with Fortune 500 clients; Kelly Outsourcing and Consulting Group (KellyOCG®) emerged as an award-winning talent supply chain leader; and the company won several of the largest Managed Service Provider (MSP) contracts ever awarded. In addition, Kelly developed an industry-leading supplier diversity program; Kelly Educational Staffing grew to become the largest educational staffing provider in the U.S.; and Kelly established and expanded joint ventures with Temp Holdings, forming one of the largest staffing companies in the Asia-Pacific region. Along the way, the iconic Kelly brand upheld its reputation for innovation and integrity, winning numerous industry and customer awards. Camden has also become known as a champion of education reform and inclusive labor policies that recognize the growing free agent workforce. A former associate professor at Cleveland State University, he served on various boards for Duke University and University of Detroit-Mercy, and advocated for policies that drive enhanced workforce readiness through post-secondary education reform. Camden recently gathered policy makers, business leaders, and economists for a forum focused on advancing the social contract for gig economy workers, seeking to remove barriers and provide a safety net for the 50 million Americans engaged in non-traditional work.

“Carl’s impact on Kelly and the industry have been tremendous,” said Corona. “He has been a visionary leader who has generously developed future leaders, inspired our company, and challenged our industry to expand our approach to the changing world of work. He brought a deep understanding of economic and labor market dynamics, along with a passion for ongoing innovation, to his role. His intellect and integrity have been a key factor in shaping Kelly and its future.”

Reflecting on Camden’s tenure, Don Parfet, lead independent director of Kelly’s board stated, “The board appreciates Carl’s leadership in building a dynamic enterprise that has remained unwavering in its commitment to clients and its advocacy for industry progress. We wish him every success as he pursues the next chapter of his career. Looking ahead, we congratulate George Corona on his new role and are confident he will continue to move the company forward.” Terry Adderley, Executive Chairman and Chairman of the Board, confirmed, “Kelly has had a succession plan firmly in place, and the Board unanimously endorses George as he steps into the President and CEO role. We are fortunate to have had his results-focused leadership throughout his 23 years at Kelly, and I look forward to his continued contributions.”

Corona, 58, became Kelly’s fourth COO on January 1, 2009, assuming responsibility for the company’s global operations. He has driven Kelly to transform its operating models to align with market demands; sharpened the company’s focus on areas that can best deliver profitable growth; and pressed for increased efficiency in delivering excellent service to both large and local clients. Before becoming COO, Corona rose through the ranks of the company and served as Kelly’s Executive Vice President and General Manager—Americas. Prior to joining Kelly, Corona held management roles at Digital Equipment Professional Services Group and Burroughs Corporation. He holds a master’s degree in business administration from Oakland University and a bachelor’s degree in business administration from Wayne State University. Corona currently serves on the Federal Reserve Bank of Chicago’s Advisory Council on Agriculture, Small Business, and Labor.

Additional financial information about Kelly Services, including stock history and shareholder reports, can be found at http://ir.kellyservices.com/index.cfm

About Kelly Services®

As a global leader in providing workforce solutions, Kelly Services, Inc. (Nasdaq: KELYA, KELYB) and its subsidiaries offer a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire, and direct-hire basis. Kelly® directly employs nearly 500,000 people around the world in addition to having a role in connecting thousands more with work through its global network of talent suppliers and partners. Revenue in 2016 was $5.3 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn, & Twitter.

KLYA-FIN

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Jane Stehney
(248) 244-4586	(248) 244-5630
james_polehna@kellyservices.com	jane_stehney@kellyservices.com